Exhibit 99.1

NEWS RELEASE
CONTACT:
Sherry Lang
Vice President
Investor and Public Relations
(508) 390-2323

FOR IMMEDIATE RELEASE
Thursday, October 6, 2005
THE TJX COMPANIES, INC. NAMES CAROL MEYROWITZ PRESIDENT
     Framingham, MA – The TJX Companies, Inc. (NYSE:TJX) announced today that Carol Meyrowitz, 51, has been named President of The TJX Companies, effective October 17, 2005. Ms. Meyrowitz has extensive experience as an off-price executive, having previously served as Senior Executive Vice President of TJX and President of The Marmaxx Group, the Company’s largest division. Since January 2005, she has served in an advisory role in consulting for TJX and for Berkshire Partners L.L.C., a private equity firm based in Boston. Bernard (Ben) Cammarata, 65, Chairman of the Board, who was named Acting President and CEO in September 2005, will continue to serve as Acting CEO until a permanent CEO is named.
     Mr. Cammarata commented, “I am delighted that Carol Meyrowitz has been named President of the Company. In Carol, we have an extremely creative merchant with great strategic vision, leadership ability, and operational experience, as well as extensive off-price expertise and knowledge of TJX. She will be a tremendous leader as we drive the successful growth of this Company in the short and long term. I look forward to working with Carol again, as she takes on the role of President, and we welcome her back as a TJX executive.”
     Ms. Meyrowitz stated, “I am very excited to be taking on this new responsibility. This is a great Company that I know well, with great people, a long history of success and significant growth potential. I very much enjoyed my experience with the talented people and quality organization of Berkshire Partners. I now look forward to combining the new perspectives I have gained since I stepped away from the Presidency of Marmaxx, with my knowledge of TJX, as I work with Ben Cammarata and the TJX organization to continue to grow the Company profitably. TJX has many opportunities for successful growth and I am confident that we will capitalize upon them.”
     Ms. Meyrowitz served as Senior Executive Vice President of TJX from March 2004 – January 2005, prior to which she served as Executive Vice President of TJX from 2001 to 2004. Ms. Meyrowitz served as President of Marmaxx from 2001 – January 2005. Previously, she served as Executive Vice President, Merchandising, for Marmaxx. Ms. Meyrowitz also previously held other leadership positions of increasing responsibility with TJX, as well as various senior positions with Chadwick’s of Boston, a leading catalog retailer and former TJX division. Ms. Meyrowitz first joined the Company in 1983.
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770 COCHITIUATE ROAD, FRAMINGHAM, MASSACHUSETTS 01701

THE TJX COMPANIES, INC. NAMES CAROL MEYROWITZ PRESIDENT
Thursday, October 6, 2005

     The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 788 T.J. Maxx, 709 Marshalls, 238 HomeGoods, and 148 A.J. Wright stores, as well as 35 Bob’s Stores, in the United States. In Canada, the Company operates 170 Winners and 50 HomeSense stores, and in Europe, 190 T.K. Maxx stores. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.
SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: our ability to continue successful expansion of our store base; risks of expansion; our ability to successfully implement our opportunistic inventory strategies and to effectively manage our inventories; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; factors affecting availability of store and distribution center locations on suitable terms; factors affecting our recruitment and employment of associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems and protect data; our ability to continue to generate adequate cash flows; general economic conditions, including gasoline prices; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; import risks; adverse outcomes for any significant litigation; changes in laws and regulations and accounting rules and principles; effectiveness of internal controls; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.
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